Exhibit 5.1

REEDER & SIMPSON P.C.
ATTORNEYS AT LAW

P.O. Box 601 RRE Commercial Center Majuro, MH 96960	Telephone: 011-692-625-3602 Facsimile: 011-692-625-3603 Email: dreeder@ntamar.net r.simpson@simpson.gr
Baltic Trading Limited
299 Park Avenue, 12th Floor
 New York, New York 10171

April 9, 2014

Re:  Baltic Trading Limited (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI.  We have acted as special RMI counsel to the Company, a RMI corporation, and in such capacity we have assisted in the preparation and filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), in respect to the contemplated issuance by the Company from time to time of up to 4,000,000 shares (the “Shares”), of common stock, par value US$0.01 per share (the “Common Stock”).

In rendering this opinion, we have reviewed copies of the following documents: (i) the Registration Statement; (ii) the Company’s 2010 Equity Incentive Plan (as amended and restated, the “Plan”), pursuant to which Shares, including Shares issuable upon exercise or exchange of options and other rights (“Plan Shares”) may be granted by the Company to eligible persons as described in the Plan; (iii) the Company’s Amended and Restated Articles of Incorporation (as amended, the “Articles of Incorporation”); (iv) the Company’s Amended and Restated By-laws (the “By-laws”) and (v) the Shareholder Rights Agreement, dated as of March 5, 2010 (as amended, the “Shareholder Rights Agreement”), by and between the Company and Mellon Investor Services LLC, a New Jersey limited liability company operating with the service name BNY Mellon Shareowner Services, as rights agent (the “Rights Agent”), which governs the issuance of certain stock purchase rights associated with the Common Stock (the “Purchase Rights”).

In addition, although we have searched the statutory laws of the RMI and have examined such certificates, records, authorizations, and proceedings (as to factual matters) that we have deemed relevant, our knowledge of factual matters will be limited to those matters of which we have actual knowledge.  The opinions hereinafter expressed are subject to the constitutionality and continued validity of all RMI statutes and laws relied upon us in connection therewith.  We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may affect the opinions set forth herein.  We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1. The Company has the authority, pursuant to the Articles of Incorporation and the By-laws, to issue the Plan Shares, provided that the number of Plan Shares does not exceed the authorized number of shares of Common Stock as set forth in the Articles of Incorporation and the By-laws. When the Plan Shares are issued in accordance with the terms of the Plan, the Plan Shares will be legally issued.

2. The Shareholder Rights Agreement and the Purchase Rights have been duly authorized by the Company, and the Shareholder Rights Agreement has been duly executed and delivered by the Company.

Our opinion with respect to the Purchase Rights is subject to the following qualifications:

(a)   We have assumed that the Shareholder Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under RMI law in adopting the Shareholder Rights Agreement.

(b)   We express no opinion as to the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on the facts and circumstances existing at that time.

(c)   Our opinion addresses the Purchase Rights and the Shareholder Rights Agreement in their entirety and not any particular provision of the Purchase Rights or the Shareholder Rights Agreement, and we express no opinion whether the invalidity of any particular provision of the Rights Agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We hereby authorize the Company to file this opinion as an exhibit to the Registration Statement and consent to the use of this opinion as an exhibit to the Registration Statement, without admitting that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

 Sincerely,

/s/ Dennis J. Reeder
Reeder & Simpson PC
Dennis J. Reeder